UNITED STATES SECURITIES AND
EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Analysts International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0905408
(State of Incorporation or Organization)	(I.R.S. Employer
Identification no.)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Common Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.                    Description of Registrant’s Securities to be Registered

Analysts International Corporation (the “Company”) is filing this Amendment to supplement and amend its Registration Statement on Form 8-A dated February 28, 2008 (the “Registration Statement”).  Such Registration Statement on Form 8-A is hereby incorporated by reference herein.  The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On May 25, 2010, the Company entered into Amendment No. 1 to Amended and Restated Rights Agreement with Wells Fargo Bank, N.A. as rights agent (the “Amendment to Restated Rights Agreement”).  The principal purposes of the Amendment to Restated Rights Agreement are to (i) decrease the Purchase Price for the Rights to $25.00 per share, and (ii) make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing summary of the revisions reflected in the Amendment to Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Restated Rights Agreement, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 25, 2010.

Item 2.                    Exhibits

4.1                           Amendment No. 1 to Amended and Restated Rights Agreement, dated as of May 25, 2010, by and between Analysts International Corporation and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed May 25, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	May 25, 2010	ANALYSTS INTERNATIONAL CORPORATION

/s/ Randy W. Strobel
Randy W. Strobel
Senior Vice President, Chief Financial Officer